Exhibit 99.1

Incannex Announces Reverse Stock Split

Incannex’s common stock is expected to begin trading on a post-split adjusted basis on February 27, 2026

MELBOURNE, Australia and NEW YORK, USA, February 25, 2026 – Incannex Healthcare Inc. (Nasdaq: IXHL) (“Incannex” or the “Company”), a clinical-stage pharmaceutical company developing innovative combination therapies for high-impact medical conditions, today announced that the board of directors of the Company approved a 1-for-30 reverse stock split (the “Reverse Split”) of the Company’s common stock. The Reverse Split was approved by the stockholders of the Company at a special meeting of the Company held on May 27, 2025. The Reverse Split will legally take effect at 4:01 p.m. Eastern Time, on February 26, 2026. The Company’s common stock will open for trading under a new CUSIP number 45333F 208 on The Nasdaq Capital Market (“Nasdaq”) on February 27, 2026, on a split-adjusted basis under the current ticker symbol “IXHL.” The Reverse Split is intended to increase the per share trading price of the Company’s common stock to enable the Company to regain compliance with the minimum bid price requirement for continued listing on Nasdaq.

The 1-for-30 Reverse Split will automatically convert each 30 current shares of the Company’s common stock into one share of common stock. No fractional shares will be issued in connection with the Reverse Split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the Reverse Split ratio will automatically be entitled to receive an additional fraction of a share of the Company’s common stock to round up to the next whole share. With respect to outstanding common stock held in “street name” through a bank, broker or other nominee, fractional shares will be rounded up at the participant level. Cash will not be paid for fractional shares.

The Reverse Split will reduce the number of shares of outstanding common stock from approximately 358,329,368 shares, the number of shares outstanding as of February 20, 2026, to approximately 11,944,313 shares. The total authorized number of shares will not be reduced. Proportional adjustments will also be made to the exercise prices of the Company’s outstanding equity awards, and to the number of shares issued and issuable under the Company’s stock incentive plan.

Stockholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker, or other nominee will have their positions automatically adjusted to reflect the Reverse Split, subject to brokers’ particular processes, and will not be required to take any action in connection with the Reverse Split. For those stockholders holding physical stock certificates, the Company’s transfer agent, Computershare Trust Company, N.A., will send instructions for exchanging those certificates for shares held electronically in book-entry form or for new certificates, in either case representing the post-split number of shares.

About Incannex Healthcare Inc.

Incannex is leading the way in developing combination medicines that target the underlying biological pathways associated with chronic conditions, including obstructive sleep apnea, rheumatoid arthritis and generalized anxiety disorder. The Company is advancing three clinical-stage drug candidates based on evidence-based innovation, and supported by streamlined operations. Incannex's lead clinical program, IHL-42X, is an oral fixed-dose combination of dronabinol and acetazolamide designed to target underlying mechanisms and act synergistically in the treatment of obstructive sleep apnea. In a Phase 2 development program, IHL-675A is an oral fixed-dose combination of cannabidiol and hydroxychloroquine sulfate designed to act synergistically to alleviate inflammatory conditions, such as rheumatoid arthritis. Approved for Phase 2 clinical development, PSX-001 is an oral synthetic psilocybin treatment for the treatment of generalized anxiety disorder. Incannex's programs target disorders that have limited, inadequate, or no approved pharmaceutical treatment options. For additional information on Incannex, please visit our website at www.incannex.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical facts and relate to future events, future circumstances and Incannex's future performance. These statements are based on management's current assumptions, expectations, and beliefs. Examples of forward-looking statements in this press release include statements about, among other things: timing and effectiveness of the Reverse Split; Incannex's ability to regain or maintain compliance with the Nasdaq minimum bid price requirement and other listing requirements, and Incannex's future intentions regarding its efforts to maintain and/or regain compliance with applicable Nasdaq listing standards. These forward-looking statements are subject to a number of risks and uncertainties, which may cause the forward-looking events and circumstances described in this press release to not occur, and actual results to differ materially and adversely from those described in or implied by the forward-looking statements. These risks and uncertainties include, among others: that Incannex may fail to maintain the listing of the Company’s common stock on Nasdaq and to comply with applicable listing requirements; the closing price of the common stock may fall below $0.10 for ten consecutive trading days and be subject to Nasdaq’s low bid price rules and subject to delisting or denial of compliance periods; the continued availability of financing; Incannex's ability to raise capital to fund continuing operations; the impact of any infringement actions or other litigation brought against Incannex; the success of Incannex's development efforts, including Incannex's ability to progress its drug candidates through clinical trials on the timelines expected and to obtain necessary regulatory approvals for commercialization of its drug candidates; the effects of competition from other providers and products as currently existing or that may be developed in the future; that the market for its drug candidates may not grow at the rates anticipated or at all or that estimates for these markets may ultimately be incorrect; that Incannex may be unable to successfully execute upon any commercial discussions; Incannex's ability to comply with the various evolving and complex laws and regulations applicable to its business and its industry; Incannex's ability to protect its proprietary technology and intellectual property; and other factors relating to Incannex's industry, its operations and results of operations. The forward-looking statements made in this press release speak only as of the date of this press release, and Incannex assumes no obligation to update publicly any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law. Incannex's reports filed with the U.S. Securities and Exchange Commission (“SEC”) including its annual report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on September 29, 2025, and the other reports it files from time to time, including subsequently filed annual, quarterly and current reports, are made available on Incannex's website upon their filing with the SEC. These reports contain more information about Incannex, its business and the risks affecting its business, as well as its results of operations for the periods covered by the financial results included in this press release. For additional information on Incannex, please visit our website at www.incannex.com.

Investor & Media Contacts

CORE IR

(212) 655-0924

investors@incannex.com

media@incannex.com.au